UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 21, 2007
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200
N/A (Former name or former address if changed since last report.)

Section 2 - Financial Information

Item 2.02 - Results of Operations and Financial Condition.

On February 21, 2007, the registrant issued the following press release announcing financial results for the fourth quarter and twelve months ended December 30, 2006:
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Integrated Corporate Relations James Palczynski/David Griffith 203-682-8200

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS SALES AND PROFIT GROWTH FOR
THE FOURTH QUARTER AND FULL YEAR 2006;
ISSUES 2007 GUIDANCE

~ Quarterly Consolidated Net Sales up 9.4% ~
~ Quarterly Earnings Per Share Increases from $0.16 to $0.18 ~
~ Full Year Consolidated Net Sales up 7.9% ~
~ Full Year Earnings Per Share Increases from $0.03 to $0.22 ~

Lincoln, RI - February 21, 2007 - A.T. Cross Company (AMEX: ATX) today announced financial results for the fourth quarter and full year ended December 30, 2006.

Fourth Quarter Results

Consolidated sales for the fourth quarter of 2006 were up 9.4% to $45.3 million compared to $41.4 million in the fourth quarter of 2005. Global writing instruments and accessories revenue was $39.4 million, up 6.5% compared to $37.0 million in the same period last year. The Company's optical segment, comprised of Costa Del Mar, had a fourth quarter sales increase of 33.1% to $5.9 million compared to $4.5 million in the same period last year.

Gross margin improved 180 basis points to 50.7% compared to 48.9% last year. Operating expenses, including restructuring charges, were $18.9 million, or 41.7% of sales in the quarter, versus $15.9 million, or 38.5% of sales, a year ago. The higher operating expenses were a significant factor in the Company's effort to drive growth in both businesses. Consolidated operating income was $4.1 million compared to $4.3 million in the fourth quarter of 2005.

Net income for the fourth quarter was $2.7 million, or $0.18 per share, compared to net income of $2.4 million, or $0.16 per share, last year.

Full Year Results

Consolidated sales for the year ended December 30, 2006 were $139.3 million, up 7.9% from $129.1 million in 2005. Sales for the writing instrument and accessories segment were $111.9 million, up 2.2% from $109.6 million in 2005. Sales for the optical segment increased 40.0% to $27.4 million, compared to $19.6 million in 2005.

Gross margin improved 400 basis points to 52.7% compared to 48.7% last year. The improvement in gross margin was primarily due to lower manufacturing costs as a result of the Company's move to China, lower inventory reserve costs and an increase in the LIFO benefit from the prior year.

Operating expenses, including restructuring charges, were $68.7 million, or 49.3% of sales, compared to $62.0 million, or 48.0% of sales, in the prior year. Costa Del Mar's operating expenses increased approximately $3.2 million in 2006 and were associated with the 40% growth in its business, the QWI restructuring costs increased $0.5 million, and the remaining increase in consolidated 2006 operating expenses was associated with the Company's writing instruments and accessories business.

Net income for the year was $3.3 million, or $0.22 per share, compared to net income of $0.4 million, or $0.03 per share, last year.

Cash flow from operating activities was approximately $9.4 million for 2006, up $9.0 million from $0.4 million in 2005. 2006 EBITDA totaled $11.1 million.

2007 Outlook

The Company currently anticipates that consolidated 2007 revenue will grow in the mid single-digit range. 2007 EPS is expected to be in the range of $0.37 to $0.40 per share.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "We continue to reinvent our business, diversifying by brand and product category, and creating a more efficient, more effective operating platform. We now have the combination of a stronger Cross branded business that generates significant cash flow and a fast-growing, potentially national optical business with the Costa Del Mar brand.  Our next step in our transformation is to leverage both of these operating groups to create new opportunities for growth.  We believe that we continue to be in a position to deliver compelling value to shareholders both in the immediate future and over the long-term."

Conference Call

The Company's management will host a conference call today, February 21, 2007 at 4:30 p.m. Eastern Time. Parties interested in participating in the conference call may dial-in at (877) 704-5386, while international callers may dial-in at (913) 312-1302. A live webcast of the call will be accessible on the Company's website at www.cross.com or www.viavid.net. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 6:30 p.m. Eastern Time on February 21, 2007 through March 7, 2007 at 888-203-1112 or 719-457-0820 for international callers, pin number 3154293.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, leather goods, timepieces, and business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com and the Costa Del Mar website at www.costadelmar.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to improved revenue and earnings growth and expected cash flow, the potential national presence of the Costa Del Mar business, expected operational efficiencies, new product introductions and cost reductions). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to consumers' and retailers' reaction to the Company's existing and new writing instrument and accessory products, retailers' support for the Company's merchandising initiatives, and the ability of the Company to match forecasts and production with consumer demand, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of February 21, 2007. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Twelve Months Ended
		December 30,	December 31,	December 30,	December 31,
		2006	2005	2006	2005

Net sales		$45,346	$41,447	$139,336	$129,115
Cost of goods sold		22,349	21,160	65,873	66,205
Gross Profit		22,997	20,287	73,463	62,910
Selling, general and administrative expenses		16,765	14,407	60,461	56,021
Service and distribution costs		911	646	4,101	2,988
Research and development expenses		713	446	2,407	1,790
Restructuring charges		526	441	1,695	1,151
Operating Income		4,082	4,347	4,799	960
Interest and other expense		(169)	(249)	(325)	(387)
Income Before Income Taxes		3,913	(4,098)	4,474	573
Income tax provision		1,226	1,740	1,187	189
Net Income		$ 2,687	$ 2,358	$ 3,287	$ 384

Basic and diluted net income per share		$0.18	$ 0.16	$0.22	$ 0.03

Weighted average shares outstanding		14,712	14,737	14,703	14,719

		Three Months Ended		Twelve Months Ended
		December 30,	December 31,	December 30,	December 31,
		2006	2005	2006	2005
Segment Data:	Writing Instruments & Accessories
Net Sales		$39,416	$36,993	$111,942	$109,554
Operating Income (Loss)		3,400	3,846	624	(1,628)
Interest and Other Expense		(171)	(246)	(323)	(363)
Income (Loss) Before Income Taxes		3,229	3,600	301	(1,991)

Segment Data:	Optical
Net Sales		$ 5,930	$ 4,454	$ 27,394	$ 19,561
Operating Income		682	501	4,175	2,588
Interest and Other Expense		2	(3)	(2)	(24)
Income Before Income Taxes		684	498	4,173	2,564

		Three Months Ended		Twelve Months Ended
		December 30,	December 31,	December 30,	December 31,
		2006	2005	2006	2005
Writing Instruments & Accessories Sales Data:
Americas		$18,061	$18,266	$ 52,065	$ 52,656
Europe, Middle East and Africa		15,782	13,747	38,809	36,406
Asia Pacific		4,837	4,668	18,485	18,274
Other		736	312	2,583	2,218
Total Net Sales		$39,416	$36,993	$111,942	$109,554

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 30, 2006	December 31, 2005
Assets
Cash, cash equivalents	$ 11,307	$ 11,074
Accounts receivable	31,990	31,844
Inventories	24,922	15,035
Deferred income taxes	5,103	6,340
Receivable from Chinese contract manufacturer	0	4,637
Other current assets	5,153	4,660
Total Current Assets	78,475	73,590

Property, plant and equipment, net	22,536	21,692
Goodwill	7,288	7,288
Intangibles and other assets	5,064	5,332
Deferred income taxes	6,083	4,991

Total Assets	$119,446	$112,893

Liabilities and Shareholders' Equity
Current liabilities	$ 30,296	$ 23,298
Retirement plan obligations	7,779	10,505
Long-term debt, less current maturities	7,100	10,456
Accrued warranty costs	1,308	1,457
Shareholders' equity	72,963	67,177

Total Liabilities and Shareholders' Equity	$119,446	$112,893

For information at A. T. Cross contact:
Kevin F. Mahoney
Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com
	4890-4Q-06

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
A. T. CROSS COMPANY (Registrant)
Date: February 21, 2006	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer